UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒ Soliciting Materials Pursuant to Section 240.14a-12

FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On October 8, 2014, Mr. Wise issued the following press release:

Forward Industries' Largest Shareholder and Board Member, Terence Bernard Wise, Calls on Forward to Hold Annual Meeting; Highlights Grave Risk to Shareholders

Forward Facing Delisting for Failure to Comply With NASDAQ Rules; Shareholder Value Imperiled

SAFFRON WALDEN, Essex, UK, October 8, 2014 – Terence Bernard Wise, the largest shareholder and member of the board of directors of Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carry and protective solutions, issued a statement today commenting on the continued inexcusable delay by Forward to hold its 2014 Annual Meeting:

"Chairman Frank LaGrange Johnson and associated management's continued failure to hold the 2014 Annual Meeting has reached its critical and inevitable apex.  Forward now faces being delisted from NASDAQ, which would result in Forward stock being traded in the substantially less liquid over-the-counter markets.  Forward's stock and reputation are at grave risk of being irreparably damaged.  It is necessary to ask why Mr. Johnson continues to evade holding the Annual Meeting; the logical answer must be that he and his supporters on the Board know that disenfranchised stockholders will vote for a change in their deplorable leadership.

As Forward recently disclosed, on October 2, 2014, Forward received a notice from the Listing Qualifications Department of The Nasdaq Stock Market for its failure to comply with Nasdaq Listing Rules 5620(a) and 5620(b), which require Forward to hold an annual meeting of stockholders no later than one year after the end of its fiscal year-end.  Rather than call the 2014 Annual Meeting for as soon as practicable, Forward has set a meeting date for December 30, 2014 and gave notice that it intends to appeal NASDAQ’s determination, further demonstrating, in my opinion, that Mr. Johnson and his cohorts' actual goal is to avoid giving the shareholders a voice at all costs.

It is truly beyond the pale that Mr. Johnson and his cohorts have allowed Forward's situation to deteriorate to this point – explicitly imperiling Forward and its shareholders in an effort to protect their own entrenched Board seats and self-serving schemes.  The current situation exemplifies why Forward's shareholders so desperately need change at the Board level.  When a Board regularly disregards shareholders’ rights – and indeed actively seeks to disenfranchise them – the market punishes all shareholders with a low valuation.  Mr. Johnson and his cohorts' refusal to afford shareholders a voice in the management and fundamental goings-on at their own company will no doubt have a profoundly negative effect on Forward's stock and reputation.

Mr. Johnson and his cohorts' desperation has propelled them to new depths.  They must be stopped.  I will keep relentlessly pushing for Forward to schedule its 2014 Annual Meeting at the earliest possible date, and certainly no later than November.  I also urge Forward's shareholders to continue petitioning the Board with their concerns and to insist on being allowed their fundamental right to vote."

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated

Scott Winter, 212-750-5833